Enodis plc — Offer Update

Not for release, publication or distribution in whole or part in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

19 May 2008

Increased Cash Acquisition of

Enodis plc

by

The Manitowoc Company, Inc.

1. The Increased Offer

Following our announcement of 8 May 2008, The Manitowoc Company, Inc. (“Manitowoc”) has considered its position with regard to Enodis plc (“Enodis”) and announces today that it is increasing the Original Offer announced on 14 April 2008. The Increased Offer Price for each Enodis Share is 294 pence in cash. In addition, prior to the Scheme becoming effective, Enodis intends to pay a dividend of 2 pence per Enodis Share in lieu of an interim dividend in respect of the financial year ending 30 September 2008. The Increased Offer values Enodis’ existing issued share capital at £1,081 million*.

The Increased Offer Price of 294 pence per Enodis Share represents a premium of approximately:

•	107.8 per cent. to Enodis' Closing Price of 141.5 pence per Enodis Share on 8 April 2008, the last business day prior to the commencement of the offer period;

•	63.7 per cent. to Enodis' average Closing Price of 179.6 pence for the twelve months ended 8 April 2008; and

•	5.0 per cent. to the Illinois Tool Works Inc. (“ITW”) offer of 280 pence per Enodis Share.

It is intended that the Increased Offer will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. Under the Scheme, which will be subject to the Conditions and further terms set out in the Announcement and to be set out in the Scheme Document, holders of Scheme Shares on the register at the Scheme Record Time will be entitled to receive 294 pence in cash for each Enodis Share.

The implementation of the Increased Offer and, in particular, the convening of the Court Meeting and General Meeting requires the co-operation of Enodis. Manitowoc encourages Enodis to co-operate and encourages the Enodis directors to recommend unanimously that Enodis Shareholders vote in favour of the resolutions to be proposed at the Court Meeting and the General Meeting. A further announcement will be made in due course with an indicative timetable setting out key dates for the implementation of the Increased Offer. Provided that Enodis co-operates with Manitowoc in implementing the Scheme, Manitowoc expects that the Scheme Document will be posted to Enodis Shareholders as soon as reasonably practicable after the date of this announcement.

Assuming a transaction close in the second half of 2008, the proposed acquisition continues to meet our financial objectives and is expected to be enhancing to earnings in two years and EVA positive in three years.

The Increased Offer is conditional, among other things, on Manitowoc obtaining certain antitrust clearances, including from the EC and US antitrust authorities. Following its Original Offer, Manitowoc is proceeding expeditiously with its regulatory filings. As required, Manitowoc has offered to divest select ice assets in the US, and Manitowoc will continue to comply with its obligations under the Implementation Agreement. Regulatory clearances may be received in time for a closing to take place as early as late August, but in any case Manitowoc has undertaken to take all steps necessary to achieve all clearances from the EC and US antitrust authorities by 11 October 2008 as outlined in the Original Offer.

2. Financing and Other

Manitowoc has obtained committed funds to finance the Increased Offer by means of an Amendment entered into as of 18 May 2008 to the Credit Agreement dated as of April 14, 2008 with JPMorgan Chase Bank, N.A., Deutsche Bank AG New York Branch, Morgan Stanley Senior Funding, Inc., and BNP Paribas. JPMorgan Chase Bank, N.A. will act as Administrative Agent.

The credit agreement provides that Manitowoc and MTW County shall not, without the prior written consent of the administrative agent for the lenders or except as required by the Panel or the Court, (a) waive, withdraw or fail to invoke (in whole or in part) any condition to the Scheme or (b) determine or declare or accept that any such condition is satisfied where it is not actually satisfied or (c) permit the Scheme to become effective if any condition thereof is not fulfilled.

JPMorgan Cazenove, financial adviser to Manitowoc, is satisfied that sufficient resources are available to satisfy in full the cash consideration payable to Enodis Shareholders under the terms of the Increased Offer.

None of Manitowoc, MTW County or any of their directors or, so far as Manitowoc is aware, any person acting in concert with Manitowoc has (i) any interest in, or right to subscribe for, any Enodis Shares, nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery or (ii) has borrowed or lent any Enodis Shares. Furthermore, no arrangement exists with Manitowoc, MTW County or an associate of Manitowoc or MTW County in relation to Enodis Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Enodis Shares which may be an inducement to deal or refrain from dealing in such securities.

“Interests in securities” is further explained below.

*As at the Close of Business on 16 May 2008, Enodis had in issue 367,807,865 Enodis ordinary shares of 10 pence each. The Enodis market capitalisation at the Increased Offer Price is £1,081 million.

Defined terms used in this announcement have the meaning set out in Appendix 1.

PRESS ENQUIRIES

For further information please contact:

Carl Laurino

Senior Vice President & Chief Financial Officer

+1 (0) 920 652 1720

This announcement is not intended to and does not constitute an offer to sell or invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Increased Offer or otherwise. The Scheme Document, which will contain the full terms and conditions of the Increased Offer, including details of how to vote in respect of the Increased Offer.

JPMorgan Cazenove, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Manitowoc and MTW County and no one else in connection with the Increased Offer and will not be responsible to anyone other than Manitowoc and MTW County for providing the protections afforded to customers of JPMorgan Cazenove or for providing advice in relation to the Increased Offer or any other matter referred to herein.

The availability of the Increased Offer to persons who are not resident in the UK or the US may be affected by the laws of the relevant jurisdictions. Persons who are not so resident should inform themselves about, and observe, any applicable requirements. Further details in relation to overseas shareholders will be contained in the Scheme Document.

The release, publication or distribution of this announcement in jurisdictions other than the UK or the US may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the UK or the US should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable requirements may constitute a violation of the securities laws of any such jurisdiction. This announcement has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions outside the UK.

Any person (including, without limitation, any custodian, nominee and trustee) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this announcement and/or the Scheme Document and/or any other related document to any jurisdiction outside the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

Notice to US investors in Enodis: The Increased Offer relates to the shares of a UK company and is proposed to be made by means of a scheme of arrangement provided for under English company law. Enodis is not subject to the reporting requirements of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”). An offer effected by means of a scheme of arrangement is not subject to any of the tender offer rules under the Exchange Act. Accordingly, the Increased Offer will be subject to the disclosure requirements applicable to offers in the UK which differ from the disclosure requirements of the US. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK that may not be comparable to the financial statements of US companies. If Manitowoc exercises its right to implement the Increased Offer by way of a takeover offer, the Increased Offer will be made in compliance with the applicable US laws and regulations, including the applicable provisions of the tender offer rules under the Exchange Act.

Forward Looking Statements

This announcement includes “forward-looking statements” intended to qualify for the safe harbor from liability under the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of Manitowoc and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on Manitowoc of the Increased Offer, the expected timing and scope of the Increased Offer, anticipated earnings enhancements, estimated cost savings and other synergies, costs to be incurred in achieving synergies, potential divestitures and other strategic options and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as “intends”, “expects”, “anticipates”, “targets”, “estimates” and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, unanticipated issues associated with the satisfaction of the Conditions to the Increased Offer; issues associated with obtaining necessary regulatory approvals and the terms and conditions of such approvals; the inability to integrate successfully Enodis within Manitowoc or to realise synergies from such integration within the time periods anticipated; and changes in anticipated costs related to the acquisition of Enodis. Additional factors that could cause actual results and developments to differ materially include, among other things:

–	unanticipated changes in revenue, margins, costs, and capital expenditures;

–	issues associated with new product introductions;

–	matters impacting the successful and timely implementation of ERP systems;

–	foreign currency fluctuations;

–	increased raw material prices;

–	unexpected issues associated with the availability of local suppliers and skilled labour;

–	the risks associated with growth;

–	geographic factors and political and economic risks;

–	actions of competitors;

–	changes in economic or industry conditions generally or in the markets served by Enodis and Manitowoc;

–	the state of financial and credit markets;

–	unanticipated issues associated with refresh / renovation plans by national restaurant accounts;

–	efficiencies and capacity utilisation of facilities;

–	issues related to new facilities and expansion of existing facilities;

–	work stoppages, labour negotiations, and labour rates;

–	government approval and funding of projects;

–	the ability of our customers to receive financing;

–	the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures; and

–	risk and other factors cited in Manitowoc’s filings with the United States Securities and Exchange Commission.

Manitowoc has no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements only speak as of the date on which they are made.

Appendix I

Definitions

Terms used in this announcement shall have the meaning given to them in the Announcement, unless the context otherwise requires. In addition to those definitions, the following definitions apply throughout this announcement:

“Announcement”	means the press release dated 14 April 2008 announcing the recommended cash acquisition of Enodis by Manitowoc;

“Code” or “City Code”	means The City Code on Takeovers and Mergers;

“Conditions”	means the conditions set out in Appendix I to the Announcement;

“Dividend”	means the dividend, announced by Enodis in the Announcement, of 2 pence per Enodis Share to be paid on 23 June 2008 to Enodis Shareholders whose names appear on the Enodis shareholder register at 6.00 p.m. on 30 May 2008;

“Enodis Shareholders”	means holders of Enodis Shares;

“Enodis Share[s]”	means the ordinary shares of 10 pence each in the capital of Enodis;

“Increased Offer”	means the increased cash proposal by which MTW County will acquire the entire issued share capital of Enodis, as described in this announcement;

“Increased Offer Price”	means the increased offer price of 294 pence in cash;

“JPMorgan Cazenove”	means JPMorgan Cazenove Limited;

“MTW County”	means MTW County Limited;

“Original Offer”	means the proposal made by MTW County on 14 April 2008 by which MTW County will acquire the entire issued share capital of Enodis, as described in the Announcement.